Exhibit 99.1
NEWS RELEASE

Media contact:	Cris Oehler, Vice President, Corporate Communication, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	February 12, 2018	Financial Media

Otter Tail Corporation Reports 2017 Diluted Earnings per Share from Continuing Operations of $1.81, Increases Quarterly Dividend 4.7 Percent, Provides 2018 Earnings Guidance from Continuing Operations of $1.80 to $1.95 per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2017.

2017 Summary:

	4Q17	4Q16	2017	2016
Operating Revenues (in millions)	$206.7	$196.6	$849.3	$803.5
Diluted Earnings Per Share – Continuing Operations	$0.45	$0.44	$1.81	$1.60
Add Back: Impact of Tax Reform	0.05	--	0.05	--
Adjusted Diluted Earnings Per Share – Continuing Operations[1]	$0.50	$0.44	$1.86	$1.60

2017 Highlights

●	Consolidated net income from continuing operations increased to $72.1 million, or $1.81 per diluted share, from $62.0 million, or $1.60 per diluted share, in 2016.

●	Consolidated net income totaled $72.4 million, or $1.82 per diluted share, compared with $62.3 million and $1.61 per diluted share for 2016.

●

The corporation’s board of directors increased the quarterly common stock dividend to $0.335 per share, an indicated annual dividend rate of $1.34 per share. This is a $0.06 per share increase over the 2017 rate. The dividend is payable on March 10, 2018 to shareholders of record on February 15, 2018.

●	The corporation expects 2018 diluted earnings per share from continuing operations to be in a range of $1.80 to $1.95.

1 This release includes measures of financial performance and presentations of financial information that are not defined by generally accepted accounting principles (GAAP). Management believes that presenting consolidated net income and diluted earnings per share and net income by segment on a Non-GAAP basis by excluding the impact of the 2017 tax reform tax rate reduction on deferred tax values from consolidated net income and diluted earnings per share and net income by segment will assist investors in making an evaluation of our performance against prior periods on a comparable basis. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined and provided in accordance with GAAP.

CEO Overview

“Our dedicated employees again proved to be our strongest asset as they delivered 2017 diluted earnings per share from continuing operations of $1.81,” said President and CEO Chuck MacFarlane. “These excellent results include a positive $0.09 per diluted share estimated impact from our Plastics segment’s response to hurricane-related market dynamics.

“Our results also include a reduction of $0.05 per diluted share from a change in value of net deferred tax assets related to the Tax Cuts and Jobs Act signed into law on December 22, 2017. This reduction from the new tax law was not contemplated when we updated our 2017 diluted earnings per share guidance to $1.75 - $1.85. Our adjusted diluted earnings per share before the tax impact was $1.86.

“Operationally, Otter Tail Power Company continued its strong performance, equaling 2016 for its lowest number of OSHA recordable injuries on record and continuing high customer satisfaction scores as measured by J.D. Power and Associates.

“Otter Tail Power Company also made excellent progress on two key growth projects in 2017: Big Stone South-Brookings and Big Stone South-Ellendale, two 345 kilovolt transmission projects that the Midcontinent Independent System Operator has designated as Multi-Value Projects. We are a 50 percent owner in both projects. The Big Stone South-Brookings project was completed in September on time and under budget. The Big Stone South-Ellendale project, which Otter Tail Power Company manages, is scheduled for completion in 2019. Otter Tail expects its investment in the two projects to be approximately $200 million.

“Looking forward, Otter Tail Power Company has a strong rate base growth plan driven by our renewable energy and natural gas generation projects. Both projects made good progress in their development in 2017. The Minnesota Public Utilities Commission approved our resource plan and the North Dakota Public Service Commission granted Advance Determinations of Prudence for the Merricourt wind and Astoria natural gas-fired generation projects. Overall, Otter Tail Power Company plans to spend approximately $901 million on capital projects from 2018 through 2022, including these investments in renewable energy, natural gas-fired generation and regional transmission projects.

"Tax reform will benefit Otter Tail Power Company’s rate base growth. Prior to tax reform, we were forecasting a 7.2 percent compound annual growth rate between 2016 and 2021. With tax reform we are projecting this will move to 9.0 percent for the timeframe 2017 through 2022.

“Also important is a positive outcome in the rate case Otter Tail Power Company filed with the North Dakota Public Service Commission in November, seeking permission to increase non-fuel base rates by approximately $13 million, or 8.72 percent. The North Dakota Public Service Commission granted an 8.64 percent interim rate increase beginning January 1, 2018, while it considers the overall request. We expect an adjustment related to tax reform legislation and a final determination by the end of this year.

“Business conditions are showing signs of improvement for our manufacturing companies.

“BTD Manufacturing, our custom metal fabricator, achieved year-over-year net earnings improvement. The company’s customer base in agriculture, energy, and recreational utility vehicles has begun to show economic recovery.

“T. O. Plastics, our plastics thermoforming manufacturer, achieved 8 percent overall revenue growth from increased sales through deeper penetration into its primary market, horticulture containers, and a renewed focus on the life sciences market.

“Northern Pipe Products and Vinyltech, our PVC pipe manufacturing companies, sold more pounds and earned higher margins, partly due to the previously mentioned hurricane-related market dynamics, which we do not expect to repeat in 2018. But general market conditions for PVC pipe also improved, and our pipe manufacturers are efficient, low cost operators.

“Our strategic initiatives to grow our businesses, achieve operational and commercial excellence, and develop our talent are strengthening our position in the markets we serve. We remain confident in our ability to grow earnings per share from continuing operations in the range of 4 to 7 percent compounded annually from $1.81 in 2017, the base year.”

Cash Flow from Operations and Liquidity

The corporation’s consolidated net cash provided by continuing operations in 2017 was $173.6 million compared with $163.5 million in 2016. The $10.1 million increase in cash provided by continuing operations between the years includes a $10.1 million increase in net income from continuing operations and a $10.0 million reduction in discretionary contributions to our pension plan. Changes in long-term assets and liabilities, including deferred taxes, totaling $17.4 million were more than offset by a $27.0 million increase in cash used for working capital items. The increase in cash used for working capital between the periods is primarily due to a $19.1 million increase in cash used for payables and other current liabilities between the years at Otter Tail Power Company related to the timing of payments as cash use decreased $10.3 million in 2016 compared to an increase of $8.8 million in cash used for payables and other current liabilities in 2017. Cash used for inventories increased $6.2 million between the years primarily due to increased levels of inventory in each of our business segments.

The following table presents the status of our lines of credit as of December 31, 2017:

(in thousands)	Line Limit	In Use On December 31, 2017	Restricted due to Outstanding Letters of Credit	Available on December 31, 2017	Available on December 31, 2016
Otter Tail Corporation Credit Agreement	$130,000	$--	$--	$130,000	$130,000
Otter Tail Power Company Credit Agreement	170,000	112,371	300	57,329	127,067
Total	$300,000	$112,371	$300	$187,329	$257,067

On October 31, 2017 both the Otter Tail Corporation and the Otter Tail Power Company Credit Agreements were amended to extend the expiration dates by one year from October 29, 2021 to October 31, 2022.

On November 14, 2017 Otter Tail Power Company entered into a Note Purchase Agreement, pursuant to which it agreed to issue to the purchasers, in a private placement transaction, $100 million aggregate principal amount of its 4.07% Series 2018A Senior Unsecured Notes due February 7, 2048 (the 2018 Notes). The 2018 Notes were issued on February 7, 2018. Proceeds from the 2018 Notes were used to repay $100 million in outstanding borrowings under the Otter Tail Power Company Credit Agreement. The borrowings under the Otter Tail Power Credit Agreement were used to retire its $33.0 million in 5.95% Senior Unsecured Series A Notes at maturity on August 20, 2017 and to finance portions of its investments in the Big Stone South-Brookings and Big Stone South-Ellendale, 345-kilovolt transmission projects.

2017 Segment Performance Summary

Electric

($s in thousands)	2017	2016	Change	% Change
Retail Electric Revenues	$374,931	$376,610	$(1,679)	(0.4)
Wholesale Electric Revenues	5,173	4,584	589	12.8
Other Electric Revenues	54,433	46,189	8,244	17.8
Total Electric Revenues	$434,537	$427,383	$7,154	1.7
Net Income before Impact of Tax Reform[1]	$49,904	$49,829	$75	0.2
Impact of Tax Reform	(458)	--	(458)	--
Net Income	$49,446	$49,829	$(383)	(0.8)
Heating Degree Days	5,931	5,314	617	11.6
Cooling Degree Days	380	451	(71)	(15.7)

The following table shows heating and cooling degree days as a percent of normal:

	2017	2016
Heating Degree Days	93.9%	84.1%
Cooling Degree Days	82.1%	97.4%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2017 and 2016 and between the years:

	2017 vs Normal	2016 vs Normal	2017 vs 2016
Effect on Diluted Earnings Per Share	$(0.04)	$(0.07)	$0.03

Retail electric revenues decreased $1.7 million as a result of:

●

A $5.3 million increase in retail revenue related to the recovery of increased fuel and purchased power costs due to a 1.4% increase in kwhs sold and a 4.8% increase in fuel and purchased power costs per kwh.

●	A $4.2 million increase in Minnesota base rate revenue mainly due to the transfer of recovery of environmental and transmission costs and investments from riders to base rates.

●	A $2.0 million increase in revenues due to increased consumption related to colder weather in 2017 reflected in the 11.6% increase in heating degree days between the years.

●

A $1.0 million increase in North Dakota Transmission Cost Recovery (TCR) rider revenues as a result of increased investment in transmission assets qualifying for revenue recovery through the TCR rider.

offset by:

●

A $7.1 million reduction in Minnesota Environmental Cost Recovery (ECR) rider and TCR rider revenues due to the transfer of qualifying costs from rider recovery into base rates, and due to declining revenue requirements related to lower asset values due to accumulated depreciation. Additionally, a lower return on equity in the Midcontinent Independent System Operator (MISO) transmission tariff related to complaints currently under judicial review resulted in lower TCR revenues in Minnesota.

●

A $3.7 million decrease in Minnesota Conservation Improvement Program (MNCIP) incentive and cost recovery revenues related to a $2.5 million reduction in incentives earned due to lower incentive rates and a $1.2 million reduction in spending on MNCIP programs. In 2017 Otter Tail Power Company began operating under a new MNCIP program that was authorized by the Minnesota Public Utilities Commission. This new program lowered the incentive payout by 50% in 2017. The $1.2 million reduction in spending was due to a delay in regulatory approval for the implementation of an LED streetlight project.

●	A $1.9 million decrease in revenue due to a change in estimate that reduced unbilled revenues.

●	A $1.5 million decrease in North Dakota and South Dakota ECR rider revenues resulting from lower values on qualifying assets due to accumulated depreciation.

A $0.6 million increase in revenue from wholesale electric sales from company-owned generation was mostly offset by a $0.4 million increase in fuel costs for wholesale generation.

Other electric revenues increased $8.2 million as a result of:

●

A $7.8 million increase in MISO transmission tariff revenues, mainly driven by increased investment in regional transmission lines and revenues earned from the use of those lines by other electric service providers.

●	A $0.4 million increase in other revenues, mainly steam sales at Big Stone Plant.

Production fuel costs increased $4.9 million as a result of a 4.0% increase in kwhs generated. This was due to increased generation from Coyote Station and Hoot Lake Plant because of Coyote Station’s greater availability, increased demand due to colder weather in 2017 and higher market prices for electricity that resulted in increased dispatch of Hoot Lake Plant.

The cost of purchased power to serve retail customers increased $1.6 million despite a 3.4% decrease in kwhs purchased. This was a result of higher market prices for electricity driven by increased demand in 2017 due, in part, to colder weather in 2017 than in 2016.

Electric operating and maintenance expenses increased $0.1 million as a result of:

●	A $3.2 million increase in labor and benefit costs due to increased wages and higher medical benefit payments.

offset by:

●	A $1.2 million decrease in transmission expenditures to independent system operators in 2017.

●	A $1.2 million decrease in MNCIP expenditures due to a delay in regulatory approval of an LED streetlight project planned for 2017.

●	A $0.7 million net reduction in other operating expenses.

Depreciation and amortization expense decreased $0.5 million due to lower depreciation rates.

Property tax expense increased $0.8 million mainly due to transmission line additions in South Dakota related to the construction of the Big Stone South-Ellendale and Big Stone South-Brookings 345-kV transmission projects.

Electric segment income tax expenses increased $0.6 million, mainly due to $0.5 million in tax expense resulting from the effect of tax reform on deferred taxes on a portion of supplemental retirement program costs not subject to rate recovery.

Manufacturing

(in thousands)	2017	2016	Change	% Change
Operating Revenues	$229,738	$221,289	$8,449	3.8
Net Income before Impact of Tax Reform[1]	$8,413	$5,694	$2,719	47.8
Impact of Tax Reform	2,637	--	2,637	--
Net Income	$11,050	$5,694	$5,356	94.1

At BTD Manufacturing, Inc. (BTD), revenues increased $5.9 million. This is due to a $3.3 million increase in product sales to manufacturers of recreational and lawn and garden equipment from BTD’s Minnesota and Georgia manufacturing facilities offset by lower sales in the energy end-use market at the Illinois facility. Scrap revenues increased $2.6 million due to higher volume and higher scrap-metal prices. Cost of products sold increased $2.3 million and operating expenses increased $1.8 million between the years. Collectively, these items resulted in improved operating margins of $1.9 million in 2017 compared with 2016. A $1.4 million decrease in interest expense as a result of the December 2016 refinancing of long-term debt at lower interest rates was mostly offset by a $1.0 million increase in income tax expense. This resulted in a $2.3 million increase in year-over-year income at BTD before recording the effects of $2.6 million in tax savings related to a reduction in deferred tax liabilities as a result of lower tax rates from tax reform.

At T.O. Plastics, Inc. (T.O. Plastics), revenues increased $2.5 million, including increases of $1.3 million from sales of life science products, $1.0 million from sales of horticultural products and $0.2 million from sales of industrial products. Costs of products sold increased $2.4 million due to the increase in sales while operating expenses decreased $0.1 million. Depreciation expense was down $0.3 million due to certain assets reaching the ends of their depreciable lives in 2017. A $0.3 million decrease in interest expense as a result of the December 2016 refinancing of long-term debt at lower interest rates was more than offset by a $0.4 million increase in income tax expense related to a $0.8 million increase in income before income taxes, resulting in a $0.4 million increase in year-over-year income at T.O. Plastics.

Plastics

(in thousands)	2017	2016	Change	% Change
Operating Revenues	$185,132	$154,901	$30,231	19.5
Net Income before Impact of Tax Reform[1]	$18,433	$10,628	$7,805	73.4
Impact of Tax Reform	3,263	--	3,263	--
Net Income	$21,696	$10,628	$11,068	104.1

Plastics segment revenues and net income increased $30.2 million and $11.1 million, respectively, as a result of a 7.2% increase in pounds of polyvinyl chloride (PVC) pipe sold and an 11.5% increase in PVC pipe prices between the years. Cost of products sold increased $16.6 million due to the increase in sales volume and a 5.9% increase in the cost per pound of pipe sold. Year-over-year improvement in our normal business operations provided approximately $4.4 million, or $0.11 per diluted share, of the segment’s increase in net income. The remaining increase in net income and earnings per diluted share is due to two items. First, increased sales and pricing were affected by hurricanes in the Gulf Coast region of the United States, where the major U.S. resin production plants are located. Major resin suppliers shut down production facilities which impacted raw material availability. Distributors and contractors became concerned about pipe availability. This accelerated pipe demand and created positive sales price pressure in the market. Even though hurricanes impacted raw material availability, our pipe companies had sufficient raw materials to run their plants and meet the additional demand. The impact of Hurricane Harvey on 2017 net income and diluted earnings per share is estimated to be $3.4 million and $0.09, respectively. Second, the Plastics segment recorded $3.3 million in tax savings, $0.08 in diluted earnings per share, related to a reduction in deferred tax liabilities as a result of lower tax rates from tax reform.

Corporate

(in thousands)	2017	2016	Change	% Change
Net Loss	$(10,073)	$(4,114)	$(5,959)	144.8
Add back: Impact of Tax Reform	(7,198)	--	(7,198)	--
Net Loss (net-of-tax) before Impact of Tax Reform[1]	$(2,875)	$(4,114)	$1,239	(30.1)

Corporate costs net-of-tax before impact of tax reform1 decreased $1.2 million between the years mainly due to a $0.7 million excess tax benefit related to the accounting treatment of stock-based performance awards, a $0.3 million net-of-tax increase in the level of corporate costs allocated to the corporation’s operating companies and a $0.3 million reduction in labor costs due to a reduction in the number of corporate employees. Corporate recorded $7.2 million in additional income tax expense due to the impact of lower tax rates under tax reform reducing the value of deferred tax assets.

Fourth Quarter 2017 Consolidated Results

(in thousands, except per share amounts)	4th Quarter 2017	4th Quarter 2016	Change	% Change
Revenues – Continuing Operations	$206,690	$196,640	$10,050	5.1
Operating Income – Continuing Operations	$32,135	$29,156	$2,979	10.2
Net Income – Continuing Operations	$18,100	$17,397	$703	4.0
Add back: Impact of Tax Reform	1,756	--	1,756	--
Net Income – Continuing Operations before Impact of Tax Reform[1]	$19,856	$17,397	$2,459	14.1
Diluted EPS – Continuing Operations	$0.45	$0.44	$0.01	2.3
Add back: Impact of Tax Reform on Diluted EPS	0.05	--	0.05	--
Diluted EPS – Continuing Operations before Impact of Tax Reform[1]	$0.50	$0.44	$0.06	13.6

The increase in fourth quarter 2017 net income from continuing operations compared with the fourth quarter 2016 was driven by improved results in our Plastics and Manufacturing segments.

Plastics

Plastics segment net income increased $5.9 million, which includes a $3.3 million reduction in income tax expense due to tax reform. Plastics segment net income before the impact of tax reform1 increased $2.6 million due to a 26.2% increase in revenue per pound of PVC pipe sold, offset by a 4.3% decrease in pounds of pipe sold. The increase in PVC pipe prices was partially offset by an 11.1% increase in the cost per pound of pipe sold. Pipe prices were up at the beginning of the fourth quarter of 2017 due to increased demand resulting from third quarter 2017 hurricanes in the Gulf Coast region of the United States. Cost of goods sold increased $1.5 million as a result of higher resin prices. Operating expenses increased $1.3 million, mainly due to increased incentives earned related to 2017 financial performance.

Manufacturing

Manufacturing segment net income increased $4.7 million, which includes a $2.6 million reduction in income tax expense at BTD due to tax reform. Manufacturing segment net income before the impact of tax reform1 increased $2.1 million between the quarters due to improved quarter over quarter performance at BTD. Revenues at BTD increased $6.4 million due to increased product sales in Minnesota and Georgia to manufacturers of recreational and lawn and garden equipment and also due to $0.7 million in increased scrap revenues related to increased volume and higher scrap-metal prices. Net income at BTD before the impact of tax reform1 increased $2.4 million as a result of increased sales volume, while net income at T.O. Plastics decreased $0.3 million.

Electric

Electric segment net income decreased $2.7 million, which includes a $0.5 million increase in income tax expense due to tax reform. Electric segment net income before the impact of tax reform1 decreased $2.3 million between the quarters. Operating revenues decreased $3.4 million as a result of the following:

●

A $3.5 million increase in MISO transmission tariff revenues driven by increased investment in regional transmission lines and revenues earned from the use of those lines by other electric service providers.

●	A $1.6 million increase in retail revenues due to colder weather in the fourth quarter of 2017.

●	A $0.8 million increase in retail revenues due to increases in residential and industrial kwh sales.

●	A $0.5 million increase in other electric revenues, mainly steam sales at Big Stone Plant.

●	A $0.4 million increase in revenue from a 27.4% increase in wholesale kwh sales.

offset by

●

A $6.3 million decrease in retail revenues due to a change in estimate that reduced unbilled revenues by $1.9 million and a reduction in revenue related to the recovery of fuel and purchased power costs of $4.4 million.

●

A $2.7 million decrease in MNCIP incentive and cost recovery revenues related to a $1.7 million reduction in incentives earned due to lower incentive rates and a $1.0 million reduction in spending on MNCIP programs.

●	A $1.3 million decrease in net revenue due to receiving higher interim rates in the fourth quarter of 2016 compared with revenue under final rates that went into effect in the fourth quarter of 2017.

Fuel and purchased power costs to serve retail customers decreased $3.8 million, mainly as a result of a reduction in kwhs purchased, while fuel costs for wholesale sales increased $0.4 million as a result of the increase in wholesale kwh sales.

Electric segment operating expenses increased $2.8 million, including:

●	A $1.1 million increase in medical insurance costs.

●	A $0.7 million increase in material and supply costs.

●	A $0.5 million increase in transmission service expenses.

●

A $0.3 million increase in property tax expense mainly due to transmission asset additions in South Dakota related to the construction of the Big Stone South-Ellendale and Big Stone South-Brookings 345 kV transmission projects.

●	A $1.0 million decrease in MNCIP costs offset by $1.0 million increase in various other expenses, including rate-case-related expenses.

Corporate

Corporate net losses increased by $7.2 million. The entire increase in net losses resulted from a $7.2 million increase in income tax expense due to tax reform.

Tax Reform

Deferred tax assets and liabilities were reduced in value as a result of the tax rate reduction included in the 2017 Tax Cuts and Jobs Act. Following is the impact by segment on income tax expense for the quarter ended December 31, 2017:

(in thousands)	Decrease/(Increase)
Electric	$(458)
Manufacturing	2,637
Plastics	3,263
Corporate	(7,198)
Total	$(1,756)

2018 Business Outlook

We anticipate 2018 diluted earnings per share to be in the range of $1.80 to $1.95. This guidance reflects the current mix of businesses we own, strategies for improving future operating results, the cyclical nature of some of our businesses, and current regulatory factors and economic challenges facing our Electric, Manufacturing and Plastics segments. Due to the tax rate reduction in the 2017 Tax Cuts and Jobs Act, we expect 2018 earnings for our Manufacturing and Plastics segments to be positively impacted by $0.09 per share offset by $0.04 per share in our corporate cost center. We expect capital expenditures for 2018 to be $110 million compared with actual cash used for capital expenditures of $133 million in 2017. Our planned expenditures for 2018 include $33 million for the Big Stone South-Ellendale transmission line project, which positively impacts earnings by providing an immediate return on invested funds through rider recovery mechanisms.

Segment components of our 2018 earnings per share guidance range compared with 2017 actual earnings are as follows:

	2017 EPS by Segment			2018 EPS Guidance
	GAAP- Basis	Impact of Tax Reform	Before Impact of Tax Reform[1]	Low	High
Electric	$1.24	$0.02	$1.26	$1.34	$1.37
Manufacturing	$0.28	($0.07)	$0.21	$0.26	$0.30
Plastics	$0.54	($0.08)	$0.46	$0.36	$0.40
Corporate	($0.25)	$0.18	($0.07)	($0.16)	($0.12)
Total – Continuing Operations	$1.81	$0.05	$1.86	$1.80	$1.95
Return on Equity	10.6%		10.8%	10.1%	10.9%

Contributing to our earnings guidance for 2018 are the following items:

●	We expect 2018 Electric segment net income to be higher than 2017 segment net income based on:

o	Normal weather for 2018. Milder than normal weather in 2017 negatively impacted diluted earnings per share by an estimated $0.04 compared to normal.

o

Constructive outcome of a rate case filed in North Dakota on November 2, 2017 with a full year of increased interim rates in 2018. Our ability to obtain final rates similar to interim rates and reasonable rates of return depends on regulatory action under applicable statutes and regulations. We expect the effects of any reduction in interim or final rates as a result of lower tax rates in the new tax law to be offset by lower tax expenses. We cannot provide assurance our interim rates will become final.

o	Increase in transmission investments and other revenues.

offset by:

o

Increased operating and maintenance expenses due to a planned maintenance outage at our Big Stone Plant of $0.05 per share and $0.09 for increasing costs of pension, medical, workers compensation and retiree medical benefits. The increase in pension costs is a result of a decrease in the discount rate from 4.60% to 3.90%.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o

Increased interest expense related to replacing short-term debt at an average annual rate of 2.4% with long-term debt at rate of 4.07% along with an increase in combined short-term and long-term borrowings to finance a portion of 2018 planned capital expenditures.

●	We expect 2018 net income from our Manufacturing segment to increase over 2017 based on the following:

o

Sales at BTD Manufacturing are expected to be flat year over year, however, earnings are expected to improve based on stronger year-over-year operating margins achieved through cost reductions and improved productivity.

o	An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in our horticulture, life science and industrial markets.

o	Lower income taxes of approximately $0.04 per share as a result of the lower federal tax rates implemented as part of the new tax law.

o	Backlog for the manufacturing companies of approximately $166 million for 2018 compared with $118 million one year ago.

●

We expect 2018 net income from the Plastics segment to be lower than 2017 because 2017 results included sales driven by customer reaction to the hurricanes that occurred in the Gulf of Mexico. This had an estimated impact on earnings of $0.09 per diluted share in 2017. We also expect lower operating margins in 2018 due to lower expected sales prices and increasing resin prices on similar sales volumes in 2018 compared to 2017 excluding the effect of the hurricanes on 2017 sales. Plastics net income for 2018 will be positively affected by lower effective tax rates in 2018 as a result of the new tax law.

●

Corporate costs, net of tax, are expected to be higher in 2018 than in 2017 when excluding the effect of tax reform on 2017 net losses in the corporate cost center. The higher net-of-tax costs expected in 2018 are due, in part, to the lower tax rate that will be in effect in 2018.

The impact of 2017 tax reform legislation on future results is based on reasonable estimates reflecting the anticipated impact of tax reform, and is subject to adjustment upon obtaining additional information or to reflect future changes resulting from future legislation, rules, regulations or interpretations impacting tax reform. We will continue to analyze the impact of the 2017 tax reform legislation to assess the full effects on our future business and results.

The following table shows our 2017 capital expenditures and 2018 through 2022 anticipated capital expenditures and electric utility average rate base:

(in millions)	2017	2018	2019	2020	2021	2022	Total
Capital Expenditures:
Electric Segment:
Renewables and Natural Gas Generation		$1	$308	$102	$50	$1	$462
Transformative Technology and Infrastructure		--	22	32	43	39	136
Transmission		45	12	9	7	7	80
Other		49	40	42	45	47	223
Total Electric Segment	$119	$95	$382	$185	$145	$94	$901
Manufacturing and Plastics Segments	14	15	14	15	14	14	72
Total Capital Expenditures	$133	$110	$396	$200	$159	$108	$973
Total Electric Utility Average Rate Base	$1,055	$1,091	$1,297	$1,480	$1,568	$1,625

The consolidated capital expenditure plan for the 2018-2022 time period calls for $973 million based on the need for additional wind and solar in rate base and capital spending for Astoria Station, a natural gas-fired plant that is expected to replace Hoot Lake Plant when it is retired in 2021. Given the increased capital expenditure plan, our compounded annual growth rate in rate base is projected to be 9.0% over the 2017 to 2022 timeframe.

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2018 through 2022 timeframe.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, February 13, 2018, at 10:00 a.m. CT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow extra time prior to the call to visit the site and download any software needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789, otherwise the listen only mode can be accessed by dialing 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2018 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●

We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are unable to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

●

Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

●

We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

Declines in projected operating cash flows at BTD or the Plastics segment may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment, and could have a significant negative financial impact on us.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Otter Tail Power Company’s electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair its ability to provide electrical service to its customers or disrupt the U.S. bulk power system.

●

Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●

We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the quarters and years ended December 31, 2017 and 2016 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended December 31,		Year-to-Date December 31,
	2017	2016	2017	2016
Operating Revenues by Segment
Electric	$110,351	$113,741	$434,537	$427,383
Manufacturing	57,662	50,846	229,738	221,289
Plastics	38,716	32,060	185,132	154,901
Intersegment Eliminations	(39)	(7)	(57)	(34)
Total Operating Revenues	206,690	196,640	849,350	803,539
Operating Expenses
Fuel and Purchased Power	30,607	34,053	124,497	118,018
Nonelectric Cost of Products Sold (depreciation included below)	71,042	66,229	316,562	295,222
Electric Operating and Maintenance Expense	38,520	36,019	151,319	151,225
Nonelectric Operating and Maintenance Expense	11,705	9,374	43,240	40,264
Depreciation and Amortization	18,856	18,317	72,545	73,445
Property Taxes - Electric	3,825	3,492	15,053	14,266
Total Operating Expenses	174,555	167,484	723,216	692,440
Operating Income (Loss) by Segment
Electric	23,440	26,757	90,392	90,131
Manufacturing	2,520	(273)	14,101	11,769
Plastics	8,004	4,203	29,644	18,142
Corporate	(1,829)	(1,531)	(8,003)	(8,943)
Total Operating Income	32,135	29,156	126,134	111,099
Interest Charges	7,222	7,890	29,604	31,886
Other Income	935	474	2,632	2,905
Income Tax Expense – Continuing Operations	7,748	4,343	27,043	20,081
Net Income (Loss) by Segment – Continuing Operations
Electric	12,883	15,630	49,446	49,829
Manufacturing	4,315	(414)	11,050	5,694
Plastics	8,530	2,645	21,696	10,628
Corporate	(7,628)	(464)	(10,073)	(4,114)
Net Income from Continuing Operations	18,100	17,397	72,119	62,037
Discontinued Operations
Income - net of Income Tax Expense of $160, $24, $213 and $138 for the respective periods	242	113	320	284
Net Income	$18,342	$17,510	$72,439	$62,321
Average Number of Common Shares Outstanding:
Basic	39,507,796	39,236,861	39,457,261	38,546,459
Diluted	39,854,801	39,551,835	39,748,347	38,731,010

Basic Earnings Per Common Share:
Continuing Operations	$0.45	$0.45	$1.83	$1.61
Discontinued Operations	0.01	--	0.01	0.01
	$0.46	$0.45	$1.84	$1.62
Diluted Earnings Per Common Share:
Continuing Operations	$0.45	$0.44	$1.81	$1.60
Discontinued Operations	0.01	--	0.01	0.01
	$0.46	$0.44	$1.82	$1.61

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)

	December 31,
	2017	2016

Current Assets
Cash and Cash Equivalents	$16,216	$--
Accounts Receivable:
Trade—Net	68,466	68,242
Other	7,761	5,850
Inventories	88,034	83,740
Unbilled Revenues	22,427	20,080
Income Taxes Receivable	1,181	662
Regulatory Assets	22,551	21,297
Other	12,491	8,144
Total Current Assets	239,127	208,015

Investments	8,629	8,417
Other Assets	36,006	34,104
Goodwill	37,572	37,572
Other Intangibles—Net	13,765	14,958
Regulatory Assets	129,576	132,094

Plant
Electric Plant in Service	1,981,018	1,860,357
Nonelectric Operations	216,937	211,826
Construction Work in Progress	141,067	153,261
Total Gross Plant	2,339,022	2,225,444
Less Accumulated Depreciation and Amortization	799,419	748,219
Net Plant	1,539,603	1,477,225
Total	$2,004,278	$1,912,385

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	December 31,
	2017	2016

Current Liabilities
Short-Term Debt	$112,371	$42,883
Current Maturities of Long-Term Debt	186	33,201
Accounts Payable	84,185	89,350
Accrued Salaries and Wages	21,534	17,497
Accrued Taxes	16,808	16,000
Regulatory Liabilities	9,688	3,294
Other Accrued Liabilities	11,389	12,083
Liabilities of Discontinued Operations	492	1,363
Total Current Liabilities	256,653	215,671

Pensions Benefit Liability	109,708	97,627
Other Postretirement Benefits Liability	69,774	62,571
Other Noncurrent Liabilities	22,769	21,706

Deferred Credits
Deferred Income Taxes	100,501	226,591
Deferred Tax Credits	21,379	22,849
Regulatory Liabilities	232,893	82,433
Other	3,329	7,492
Total Deferred Credits	358,102	339,365

Capitalization
Long-Term Debt—Net	490,380	505,341

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	197,787	196,741
Premium on Common Shares	343,450	337,684
Retained Earnings	161,286	139,479
Accumulated Other Comprehensive Loss	(5,631)	(3,800)
Total Common Equity	696,892	670,104
Total Capitalization	1,187,272	1,175,445
Total	$2,004,278	$1,912,385

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Year Ended December 31,
	2017	2016
Cash Flows from Operating Activities
Net Income	$72,439	$62,321
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Income from Discontinued Operations	(320)	(284)
Depreciation and Amortization	72,545	73,445
Deferred Tax Credits	(1,470)	(1,657)
Deferred Income Taxes	24,001	19,124
Change in Deferred Debits and Other Assets	(2,173)	(10,090)
Discretionary Contribution to Pension Plan	--	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	19,257	14,685
Allowance for Equity/Other Funds Used During Construction	(986)	(857)
Stock Compensation Expense – Equity Awards	3,642	3,178
Other—Net	10	7
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(2,135)	(944)
Change in Inventories	(4,294)	1,874
Change in Other Current Assets	(3,060)	(2,541)
Change in Payables and Other Current Liabilities	(2,667)	11,941
Change in Interest Payable and Income Taxes Receivable/Payable	(1,186)	3,339
Net Cash Provided by Continuing Operations	173,603	163,541
Net Cash Used in Discontinued Operations	(26)	(155)
Net Cash Provided by Operating Activities	173,577	163,386
Cash Flows from Investing Activities
Capital Expenditures	(132,913)	(161,259)
Proceeds from Disposal of Noncurrent Assets	4,491	4,837
Acquisition Purchase Price Cash Received	--	1,500
Cash Used for Investments and Other Assets	(4,168)	(4,402)
Net Cash Used in Investing Activities	(132,590)	(159,324)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	2,434	(3,363)
Net Short-Term Borrowings (Repayments)	69,488	(37,789)
Proceeds from Issuance of Common Stock – net of Issuance Expenses	4,349	43,873
Payments for Retirement of Capital Stock	(1,799)	(104)
Proceeds from Issuance of Long-Term Debt	--	130,000
Short-Term and Long-Term Debt Issuance Expenses	(380)	(888)
Payments for Retirement of Long-Term Debt	(48,231)	(87,547)
Dividends Paid and Other Distributions	(50,632)	(48,244)
Net Cash Used in Financing Activities	(24,771)	(4,062)
Net Change in Cash and Cash Equivalents	16,216	--
Cash and Cash Equivalents at Beginning of Period	--	--
Cash and Cash Equivalents at End of Period	$16,216	$--